Exhibit 23.3
April 29, 2011
Mr. Grant A. Levy
Executive Vice President and General Counsel
Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
Re:     Written Consent to Form S-1 of Air Lease Corporation
Dear Mr. Levy:
We hereby consent to the reference to our firm under the heading “Experts” and to the use of information contained in our report entitled “Report on the Aviation Industry”, dated March 2011, in the Registration Statement on Form S-1 of Air Lease Corporation, including any amendments thereto, for the registration of shares of its Class A Common Stock and Class B Non-Voting Common Stock.

Sincerely,

/s/ John W. Vitale

John W. Vitale
President & CEO